Exhibit 99.1

IDEAYA Biosciences Appoints Catherine Mackey, Ph.D., to its Board of Directors

- Dr. Mackey formerly served as Senior Vice President of Pfizer Worldwide Research and Development and as Director of Pfizer’s La Jolla Laboratories

South San Francisco, CA, April 6, 2022 – IDEAYA Biosciences, Inc. (NASDAQ: IDYA), a synthetic lethality focused precision medicine oncology company committed to the discovery and development of targeted therapeutics, announced the appointment of Catherine Mackey, Ph.D., to its Board of Directors.

Dr. Mackey brings over 30 years of life sciences research, development and operational experience to IDEAYA. As Senior Vice President of Pfizer Worldwide Research and Development and Director of Pfizer La Jolla Laboratories, she established a premier research and development capability and a robust drug pipeline of oncology therapeutics, including sunitinib (Sutent), axitinib (Inlyta), crizotinib (Xalkori) and palbociclib (Ibrance). She earlier served as Pfizer’s Head of Strategic Alliances and Genomic and Proteomic Sciences.

Dr. Mackey also has considerable relevant experience as a Board Director of several public and private companies. She currently serves as a Director of AVID Bioservices, Rady Children’s Hospital and Rady Children’s Institute of Genomic Medicine, and as Chairman of the Board of Directors of Cour Pharma, a privately held, clinical stage immunology company. She previously served as a Director on the Boards of Trillium Therapeutics, Poseida Therapeutics, GW Pharma, Evolve Biosystems, Sequenom, Viventia Bio, YM Biosciences and Althea Technologies.

“Catherine’s extensive oncology research and development experience will be invaluable to IDEAYA as we enhance our industry leading synthetic lethality platform and advance our first-in-class synthetic lethality pipeline targeting genetically-defined patient populations,” said Yujiro S. Hata, President and Chief Executive Officer, at IDEAYA Biosciences.

“I am pleased to join IDEAYA as it targets multiple clinical milestones, including advancing its Phase 1 MAT2A inhibitor IDE397 into monotherapy expansion and clinical combination cohorts, and obtaining regulatory feedback for its Phase 2 PKC inhibitor darovasertib on a potential registration-enabling study,” said Dr. Mackey. “IDEAYA’s late-stage preclinical pipeline is also maturing with potential first-in-class PARG and Pol Theta programs targeting IND-enabling studies.”

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About IDEAYA Biosciences

IDEAYA is a synthetic lethality-focused precision medicine oncology company committed to the discovery and development of targeted therapeutics for patient populations selected using molecular diagnostics. IDEAYA’s approach integrates capabilities in identifying and validating translational biomarkers with drug discovery to select patient populations most likely to benefit from its targeted therapies. IDEAYA is applying its early research and drug discovery capabilities to synthetic lethality – which represents an emerging class of precision medicine targets.

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Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to (i) monotherapy expansion and clinical combination of IDE397, (ii) obtaining regulatory feedback for darovasertib, and (iii) IND-enabling studies for PARG and Pol Theta. IDEAYA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of IDEAYA in general, see IDEAYA’s Annual Report on Form 10-K filed on March 18, 2022, and any current and periodic reports filed with the U.S. Securities and Exchange Commission.

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Investor and Media Contact
IDEAYA Biosciences
Paul Stone
Chief Financial Officer
pstone@ideayabio.com